Exhibit 99.2

Below are the pro-forma consolidated financials as of December 31, 2017 as if the acquisition closed on December 31, 2017:

WestMountain Company and CytoBioscience, Inc.
Pro-Forma Condensed Consolidated Balance Sheet
For the year ended December 31, 2017
(expressed in thousands of U.S. dollars)

	WestMountain	CytoBioscience	Adjustments		Pro Forma Combined

Assets
Cash and cash equivalents	$235	$53	$1,291	(c)	$1,579
Accounts receivable, net	13	1500	-		163
Other current assets	561	905	-		1,466
Total current assets	809	1,108	1,291		3,208

Equipment, net	-	707	-		707
Intangible assets, net	-	26,991	-		26,991
Deposits and other assets	-	12	-		12

Total assets	$809	$28,818	$1,291		$30,918

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable and accrued expenses	$293	$3,373	$(367)	(d)	$3,299
Notes payable	-	6,547	(3,480)	(c)	2,725
	-		(342)	(d)
Total current liabilities	293	9,920	(4,189)		6,024

Long-term liabilities
Deferred tax liability	-	1,962	-		1,962
Total liabilities	293	11,882	(4,189)		7,986

Mezzanine equity Preferred stock	-	25,591	(25,591)	(a)	-
Stockholders' equity
Common stock	10	1	30	(a)	54
			9	(b)
			4	(c)
Additional paid-in capital	479	8,832	36,137	(a)	31,759
			(9)	(b)
			1,498	(c)
			710	(d)
			(2)	(c)
			(15,886)	(f)
Accumulated deficit	27	(17,546)	(59)	(c)	(8,881)
			8,697	(f)
Accumulated other comprehensive income (loss)	-	58	(58)	(f)	-
Total stockholders' equity	516	(8,655)	31,071		22,932

Total liabilities and stockholders' equity (deficit)	$809	$28,818	$1,291		$30,918

Exhibit 99.2 -- Page 1

WestMountain Company and CytoBioscience, Inc.
Pro-Forma Condensed Statement of Operations
For the Year Ended December 31, 2017
(expressed in thousands of U.S. dollars)

	WestMountain	CytoBioscience	Adjustments		Pro Forma Combined

Revenue	$158	$936	$-		$1,094
Costs of sales	-	648	-		648
Gross margin	158	288	-		446
Research and development expense	-	6,187	-		6,187
General and administrative expense	630	3,430	59	(e)	4,119
Loss from operations	(472)	(9,329)	(59)		(9,860)

Interest expense, net	2	(343)	-		(341)
Other	178	-	-		178
Loss before taxes	(292)	(9,672)	(59)		(10,023)
Income tax benefit	223	763	-		986

Net Loss	$(69)	$(8,909)	$(59)		$(9,037)

Basic and diluted net loss per share	$(0.01)	$(0.94)	$-		$(0.17)

			30,974,059	(a)
			11,900,363	(b)
Basic and diluted weighted average common shares outstanding	9,517,402	9,508,539	2,000,000	(c)	54,382,961

(a)
On March 19, 2018, WestMountain Company ("the Company') entered an agreement of Merger and Plan of Reorganization (the "Merger"), whereby the Company acquires all the outstanding shares of CytoBioscience, Inc ("CytoBioscience") on the closing date, March 19, 2018 ('the Closing Date"). Prior to the acquisition, all the outstanding preferred stock of CytoBioscience was converted into common stock.

(b)	Elimination of all CytoBioscience historical equity balances as a result of the Merger.

(c)	On the Closing date 2,000,000 shares of the Company's common stock were issued in connection with the Merger for $1,500,000.

(d)	To reflect the conversion of CytoBioscience shares at $0.0001 par value to the Company's shares at $0.001 par value as a result of the Merger.

(e)	To reflect merger transaction costs.

(f)	To reflect issuance of shares in conversion of notes payable and accrued interest and in lieu of broker fees in connection with the Merger.

Exhibit 99.2 -- Page 2